Exhibit 10.1

SHARED SERVICES AGREEMENT

by and among

SITE CENTERS CORP.,

CURBLINE PROPERTIES CORP.,

and

CURBLINE PROPERTIES LP

Dated October 1, 2024

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TABLE OF CONTENTS

(continued)

32.	ENTIRE AGREEMENT	23
33.	NO WAIVER	23
34.	CERTAIN INTERPRETATIVE MATTERS	23
35.	HEADINGS	24
36.	EXECUTION IN COUNTERPARTS	24

Exhibits

Exhibit A: Form of Lease Agreement

Exhibit B: Shared Corporate Offices

Exhibit C: Allocation of Expenses

ii

SHARED SERVICES AGREEMENT

THIS SHARED SERVICES AGREEMENT, dated October 1, 2024 (this “Agreement”), is by and among SITE Centers Corp., an Ohio corporation (“SITC”), Curbline Properties Corp., a Maryland corporation (“CURB”), and Curbline Properties LP, a Delaware limited partnership (“CURB OP”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Section 1.

RECITALS:

WHEREAS, CURB OP is the operating partnership of CURB, which, as of the date hereof, operates through an UPREIT structure, in which substantially all of CURB’s properties and assets are held through its operating partnership;

WHEREAS, on the date immediately prior to the date hereof, CURB was a wholly owned subsidiary of SITC, and on the date hereof, SITC has completed a spin-off of CURB into an independent publicly traded REIT by way of a distribution of shares of CURB (the “Spin-off”);

WHEREAS, following the Spin-off, CURB OP employs, either directly or through one or more of its subsidiaries, (i) executive officers and other senior management personnel with extensive experience in all aspects of managing the business and operations of REITs similarly situated to SITC and (ii) transactions personnel with extensive experience with transactions involving or related to real estate assets, and is willing to provide management and leadership services and transactions services to SITC pursuant to the terms of this Agreement; and

WHEREAS, following the Spin-off, SITC has retained certain personnel, assets and other resources, including Systems and office space, necessary or useful for the operation of a REIT undertaking the current or anticipated future operations of CURB, and is willing to provide such personnel, assets and other resources to CURB OP, either directly or to its Affiliates, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms have the definitions set forth below.

“Accessing Party” has the meaning set forth in Section 18(a).

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the terms “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership or voting rights, by Contract or otherwise. Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, with respect to SITC and its Affiliates, “Affiliate” will not include CURB OP or its Affiliates, and with respect to CURB OP and its Affiliates, “Affiliate” will not include SITC and its Affiliates.

“Agreement” has the meaning set forth in the preamble to this Agreement, and such term shall include any amendment hereto from time to time.

“Ancillary Agreement” has the meaning as such term is defined in the Separation and Distribution Agreement.

“Arbitration Request” has the meaning set forth in Section 31(c)(i).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in New York City, New York.

“Confidential Information” has the meaning set forth in Section 17(a).

“Contract” means any contract, lease, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“Convenience Early Exit Amount” means an amount equal to $12 million.

“CPR” has the meaning set forth in Section 31(b).

“CURB” has the meaning set forth in the preamble to this Agreement.

“CURB Board” means the Board of Directors of CURB.

“CURB Change of Control” means any “person” (as used within the meaning of Section 13(d) of the Exchange Act, as enacted and in force on the date hereof), in a single transaction or in a related series of transactions, whether by way of purchase, acquisition, tender, exchange or other similar offer or recapitalization, reclassification, consolidation, merger, share exchange, scheme of arrangement or other business combination transaction, becoming the “beneficial owner” (as that term is defined in Rule 13d-3, as enacted and in force on the date hereof, under the Exchange Act) of securities of CURB representing a majority of the combined voting power of CURB’s securities then outstanding.

“CURB Continuing Director” means a Director of CURB who either (a) was a Director of CURB on the date hereof or (b) is an individual whose election, or nomination for election, as a Director of CURB was approved by a vote of at least a majority of the Directors of CURB then in office who were CURB Continuing Directors.

“CURB Gross Revenue” means all receipts of every kind and nature derived from the operation of the CURB Properties during a specified month on a cash basis, including receipts from (a) all fixed and minimum rent, percentage rent and license fees payable by tenants and other occupants of each CURB Property; (b) the sale of electricity, utilities and heating, ventilation and air conditioning to tenants and other occupants of each CURB Property; (c) all amounts charged to tenants and other occupants of each CURB Property for common area maintenance, real estate taxes, insurance and interest; (d) any other payments of any nature made by any tenants or other occupants including lease termination fees; (e) proceeds of rent interruption insurance; and (f) all amounts contributed to any marketing and promotion fund or merchants association, if any. For purposes of this Agreement, “CURB Gross Revenue” shall exclude any proceeds received and collected from: (i) proceeds from the financing or sale of any portions of any CURB Property; (ii) the condemnation or taking of all or a portion of any CURB Property by eminent domain; (iii) insurance policies (except for rent interruption insurance proceeds); (iv) any extraordinary or non-recurring event, including proceeds from any litigation other than rent (and other reimbursable expenses) collections and other than interest collected thereon; (v) security deposits and other deposits (unless applied upon rent, damages or other expenses); (vi) trade discounts and rebates; (vii) payments by tenants for tenant improvements; (viii) refunds due to overpayment; (ix) amounts paid to reimburse CURB OP or its applicable subsidiary owner of the applicable CURB Property for the cost of capital improvements or remodeling and tenant charges, including overhead or interest factor payable by tenants in connection with such reimbursement; (x) abatement, reduction of refund of taxes; and (xi) amortization for tenant work (except that portion which is part of base rent).

“CURB OP” has the meaning set forth in the preamble to this Agreement.

“CURB Property” or “CURB Properties” means, as the context requires, any or all, respectively, of the Real Property owned by CURB OP, directly or indirectly through one or more of its Affiliates or through joint venture arrangements or other partnership or investment interests.

“CURB Services” has the meaning set forth in Section 3(a).

“Director” means a director of SITC or CURB, as context requires.

“Disclosing Party” has the meaning set forth in Section 17(a).

“Dispute” has the meaning set forth in Section 31(a).

“Dispute Party” has the meaning set forth in Section 31(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Granting Party” has the meaning set forth in Section 18(a).

“Group” has the meaning set forth in Section 4(b).

“Initial Notice” has the meaning set forth in Section 31(a).

“Joint Representation Attorney” has the meaning set forth in Section 20.

“Joint Representation Matter” has the meaning set forth in Section 20.

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty, license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Lease Agreement” means the form of lease agreement attached as Exhibit A.

“Leased Shared Corporate Offices” means, collectively, the offices leased by SITC or its Affiliates more particularly described on Exhibit B.

“Mediation Request” has the meaning set forth in Section 31(b).

“Notice” has the meaning set forth in Section 27.

“Owned Shared Corporate Offices” means, collectively, the offices owned by SITC or its Affiliates more particularly described on Exhibit B.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated association, trust or other entity.

“Prime Rate” means the prime rate of interest as published from time to time in the Wall Street Journal.

“Property” or “Properties” means CURB Property or CURB Properties or SITC Property or SITC Properties, as the context may indicate.

“Real Property” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“Receiving Party” has the meaning set forth in Section 17(a).

“Recipient” means (a) in the case of CURB Services, SITC receiving Services hereunder, or (b) in the case of SITC Services, CURB OP receiving Services hereunder.

“REIT” means “real estate investment trust” within the meaning of Section 856 of the U.S. Internal Revenue Code.

“Sanctioned Termination Event” means the termination of this Agreement by (a) SITC pursuant to Section 22(d)(ii) upon a CURB Change of Control or a change in the composition of the CURB Board such that the CURB Continuing Directors cease for any reason to constitute at least a majority of the CURB Board, (b) SITC pursuant to Section 22(f) on account of CURB’s uncured material breach of this Agreement or (c) CURB OP pursuant to Section 22(e)(ii) upon a CURB Change of Control.

“Security Regulations” has the meaning set forth in Section 18(a).

“Separation and Distribution Agreement” means that certain Separation and Distribution Agreement by and among SITC, CURB and CURB OP dated as of the date hereof.

“Service Provider” means (a) in the case of CURB Services, CURB OP providing Services hereunder or (b) in the case of SITC Services, SITC providing Services hereunder.

“Services” means the CURB Services or the SITC Services, individually, or the CURB Services and the SITC Services, collectively, as the context may indicate.

“Shared Corporate Offices” means, collectively, the Leased Shared Corporate Offices and the Owned Shared Corporate Offices.

“SITC” has the meaning set forth in the preamble to this Agreement.

“SITC Articles of Incorporation” means the articles of incorporation of SITC filed with the Ohio Secretary of State, as the same may be amended from time to time.

“SITC Board” means the Board of Directors of SITC.

“SITC Change of Control” means any “person” (as used within the meaning of Section 13(d) of the Exchange Act, as enacted and in force on the date hereof), in a single transaction or in a related series of transactions, whether by way of purchase, acquisition, tender, exchange or other similar offer or recapitalization, reclassification, consolidation, merger, share exchange, scheme of arrangement or other business combination transaction, becoming the “beneficial owner” (as that term is defined in Rule 13d-3, as enacted and in force on the date hereof, under the Exchange Act) of securities of SITC representing a majority of the combined voting power of SITC’s securities then outstanding.

“SITC Code of Regulations” means SITC’s Amended and Restated Code of Regulations, dated October 11, 2018, as the same may be amended from time to time.

“SITC Continuing Director” means a Director of SITC who either (a) was a Director of SITC on the date hereof or (b) is an individual whose election, or nomination for election, as a Director of SITC was approved by a vote of at least a majority of the Directors of SITC then in office who were SITC Continuing Directors.

“SITC Disinterested Director” means a Director of SITC who (a) qualifies as “independent” as determined by the requirements of the New York Stock Exchange and the regulations of the U.S. Securities and Exchange Commission and (b), at the time the relevant action is to be taken under this Agreement, is not also then a Director, officer or employee of CURB or any of its Affiliates.

“SITC Property” or “SITC Properties” means, as the context requires, any, or all, respectively, of the Real Property owned by SITC, directly or indirectly through one or more of its Affiliates or through joint venture arrangements or other partnership or investment interests.

“SITC Services” has the meaning set forth in Section 3(b).

“SITC Services Fee” has the meaning set forth in Section 6(a).

“Spin-off” has the meaning set forth in the recitals to this Agreement.

“Systems” has the meaning set forth in Section 18(a).

“Tax Matters Agreement” means that certain Tax Matters Agreement by and among SITC, CURB and CURB OP dated as of the date hereof.

“Term” has the meaning set forth in Section 21.

“Termination Amount” means an amount equal to the product of $2.5 million and the total number of whole and partial fiscal quarters remaining in the Term as of the Termination Date or effective date of the termination of the SITC Services, as applicable, with the amount attributable to any partial fiscal quarter being pro-rated based on the proportion of days remaining in such partial fiscal quarter.

“Termination Date” means the date of termination of this Agreement.

2. STANDARD. Service Provider shall use, and shall cause each of its applicable Affiliates to use, its commercially reasonable efforts in the timely provision of the Services to be rendered by it hereunder to Recipient, exercising the same degree of care and diligence as it exercises in performing the same or similar services for itself, and shall reasonably cooperate with Recipient in connection with the provision of such Services.

3. SERVICES.

(a) CURB SERVICES. During the Term, subject to the terms and conditions of this Agreement, including Section 4 and, consistent with the provisions of the SITC Articles of Incorporation and the SITC Code of Regulations and the objectives and policies of SITC established from time to time by the SITC Board and subject to the supervision and direction of the SITC Board and SITC executives, CURB OP will provide, or cause to be provided, the following services to SITC (collectively, the “CURB Services”):

(i) leadership and management services that are of a nature customarily performed by leadership and management overseeing the business and operations of a REIT similarly situated to SITC, including supervising various business functions of SITC necessary for the day-to-day management operations of SITC and its Affiliates (excluding, for the avoidance of doubt, supervising functional areas that are supervised by, or the personnel within such functional areas otherwise report to, any of the chief financial officer, the chief accounting officer or general counsel of SITC); and

(ii) transactions services that are of a nature customarily performed by a dedicated transactions team within an organization similarly situated to SITC, including the provision of personnel at both the leadership and operational levels necessary to ensure effective and efficient preparation, negotiation, execution and implementation of real estate transactions, as well as overseeing post-transaction activities and alignment with SITC’s strategic objectives.

Individuals designated by CURB OP to provide such services shall be under the supervision and direction of the SITC Board when providing such CURB Services.

(b) SITC SERVICES. During the Term, subject to the terms and conditions of this Agreement and, subject to the supervision and direction of CURB OP’s executives and management personnel, SITC will provide, or cause to be provided, the services of its employees and the use or benefit of its assets and other resources (including access to its Systems) as may be necessary or useful to establish and operate various business functions at CURB in a manner as would be established and operated for a REIT similarly situated to CURB as if it had the internal resources to do so (collectively, the “SITC Services”). CURB OP will have the authority to supervise the employees of SITC and its Affiliates and direct and control the day-to-day activities of such employees while providing Services to CURB OP or its Affiliates hereunder.

(c) THIRD-PARTY SERVICE PROVIDERS. CURB OP acknowledges and agrees that certain of the SITC Services to be provided under this Agreement have been, and will continue to be provided, as applicable, by third-party service providers. To the extent so provided, SITC will use commercially reasonable efforts to (i) cause such third-party service providers to provide such SITC Services under this Agreement and/or (ii) enable CURB OP and its Affiliates to avail themselves of such SITC Services; provided, however, that if any such third-party service providers is unable or unwilling to provide any such SITC Services, the parties hereto agree to use their commercially reasonable efforts to determine the manner in which such SITC Services can best be provided.

(d) MODIFICATIONS. The parties hereto agree that SITC may make changes from time to time in the manner of performing the applicable SITC Service if SITC is making similar changes in performing similar services for itself, its Affiliates or other third parties, if any, provided that SITC furnishes to CURB OP substantially the same Notice (in content) as SITC provides to its Affiliates or third parties, if any, respecting such changes; provided, further, that SITC may make any of the following changes without obtaining the prior consent of, and without prior Notice to, CURB OP: (i) changes to the process of performing a particular SITC Service that do not adversely affect the benefits to CURB OP and its Affiliates in any material respect; (ii) emergency changes on a temporary and short-term basis; and (iii) changes to a particular SITC Service in order to comply with applicable Law.

(e) LIMITATIONS. Nothing in this Agreement shall require Service Provider to perform or cause to be performed any Services if the provision of such Services by Service Provider conflicts with or violates (i) applicable Law, (ii) any bona fide security-related requirements, policies or procedures or (iii) any Contract to which Service Provider or any of its Affiliates is a party or the rights of any third party with respect thereto; provided that Service Provider shall use commercially reasonable efforts to provide the Services in a manner that avoids any such conflict or violation.

4. AUTHORITY OF CURB.

(a) Pursuant to the terms of this Agreement (including the limitations included in Section 3, this Section 4, Section 14 and Section 15), and subject to the continuing and exclusive authority of the SITC Board and SITC executives over the supervision of SITC, SITC, acting on the unanimous authority of the SITC Board, hereby delegates to CURB OP the authority to perform, or cause to be performed, including through its subsidiaries, the following in furtherance of the provision the CURB Services:

(i) make dispositions of the SITC Properties subject to the approval of, and within the authority as granted by, the SITC Board;

(ii) as necessary, furnish the SITC Board with advice and recommendations with respect to the making of dispositions consistent with the objectives and policies of SITC (including through participating in the formulation of SITC’s disposition strategy) and giving consideration to any borrowings undertaken by SITC secured by SITC Properties that have been, or are proposed to be, disposed;

(iii) from time to time, or at any time reasonably requested by the SITC Board, make reports to the SITC Board on the operations of SITC, including reports with respect to potential conflicts of interest involving Service Provider or any of its Affiliates, in the manner described in Section 15, and cooperate in good faith to eliminate or minimize any such conflicts; and

(iv) advise and assist SITC and the SITC Board in employee recruitment, performance evaluation and establishment of salary, bonus and other compensation scales for SITC employees.

(b) If a transaction requires approval by the SITC Board, any particular Directors of SITC specified by the SITC Board or any committee of the SITC Board specified by the SITC Board (each, a “Group”), as the case may be, CURB OP shall deliver to the SITC Board or Group all documents and other information reasonably required by them to evaluate the proposed transaction.

(c) The SITC Board may, at any time upon the giving of Notice to CURB OP, modify or revoke the authority set forth in this Section 4 and such modification or revocation shall be effective upon receipt by CURB OP.

5. SHARED CORPORATE OFFICES.

(a) SHARED CORPORATE OFFICES. SITC shall make available to CURB OP and its Affiliates any and all space (non-exclusively, in common with the other SITC occupants thereof) at the Shared Corporate Offices until the earlier of (i) the three-year anniversary of the date of this Agreement or (ii) the termination of this Agreement pursuant to a Sanctioned Termination Event, to use for all purposes related to the lawful conduct of CURB OP’s and its Affiliates’ business, which access shall be subject to the provisions set forth on Exhibit B, including access to all common space in the Shared Corporate Offices, including conference and meeting rooms, hallways, stairwells and bathrooms and other commonly shared spaces that are under SITC’s control at the Shared Corporate Offices; provided that, notwithstanding the shared nature of the Shared Corporate Offices, the parties hereto shall cooperate to establish private personal office spaces within the Shared Corporate Offices for the exclusive use of their respective executives and employees, with such offices to be segregated from the otherwise shared spaces as is customary in a business office setting. Unless this Agreement is terminated pursuant to a Sanctioned Termination Event, until the three-year anniversary of the date of this Agreement, without the prior written consent of CURB OP, SITC will not, and will cause its Affiliates not to, terminate, assign (other than to an Affiliate of SITC), transfer or amend any lease for Real Property for any Leased Shared Corporate Offices.

(b) COMPLIANCE WITH LEASES. With respect to the Leased Shared Corporate Offices, CURB OP agrees, at all times, to comply with and to cause its employees, representatives and agents to comply with all terms and conditions set forth in the lease for Real Property between SITC or its applicable Affiliate and its landlord for the applicable Leased Shared Corporate Office, as such lease may be amended from time to time, and the provisions described on Exhibit B; provided that SITC shall promptly provide CURB OP with a copy of such leases and any such amendments; provided, further, that if there is any conflict between any such leases and the provisions of Exhibit B, the applicable lease terms shall control.

(c) LEASE OPTION. SITC hereby grants CURB OP (or its Affiliate designee) the option, exercisable by CURB OP until the earlier of (i) the three-year anniversary of this Agreement or (ii) the termination of this Agreement pursuant to a Sanctioned Termination Event by delivering Notice to SITC, to enter into the Lease Agreement attached as Exhibit A for the space at the Owned Shared Corporate Offices described in the Lease Agreement upon the terms and conditions set forth in such Lease Agreement. Within five Business Days after CURB OP delivers the Notice exercising the option to SITE, each party to the Lease Agreement shall execute and deliver the Lease Agreement to the other party thereto. If CURB OP fails to timely give Notice to SITC as provided for in the immediately preceding sentence, CURB OP shall be deemed to have waived CURB OP’s option to enter into the Lease Agreement. The parties hereto will cooperate in good faith to make any changes reasonably required to the form of Lease Agreement attached as Exhibit A such that the Lease Agreement is in execution form, including appropriately completing any exhibits, placeholders or blanks.

(d) BINDING EFFECT. The obligations of Section 5(a) and Section 5(c) with respect to the Owned Shared Corporate Offices shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. If SITC enters into a transaction regarding the sale, transfer, pledge, repledge, assignment, hypothecation or rehypothecation of the property in which the Owned Shared Corporate Offices are located, then prior to the closing of any such transaction, SITC and CURB OP shall cooperate in good faith to enter into a lease agreement for the Owned Shared Corporate Offices, containing the rights and obligations of the parties set forth in Section 5(a) and Section 5(c), to the satisfaction of CURB OP.

6. COMPENSATION.

(a) COMPENSATION TO SITC. As compensation for the provision of the SITC Services, CURB OP shall pay to SITC a fee in an aggregate amount of 2.0% of CURB Gross Revenue during the Term (the “SITC Services Fee”). The SITC Services Fee payable hereunder shall be paid in monthly installments each month in arrears no later than the tenth calendar day of each month based upon the CURB Gross Revenue for the prior month.

(b) COMPENSATION TO CURB OP. In full consideration for the provision of the CURB Services provided by CURB OP under this Agreement, the parties hereto acknowledge that there shall be no separate fee paid in connection with the CURB Services provided hereunder. Notwithstanding the foregoing, SITC shall reimburse or pay for expenses incurred by or attributable to CURB OP and its Affiliates in accordance with the provisions of Section 7 below.

(c) PAYMENT OF FEES. To the extent any fees are not paid as and when such fees are required to be paid hereunder, such unpaid sum shall accrue interest at a rate equal to the Prime Rate plus 5% per annum calculated from the date such payment was due (without regard to any grace or cure periods contained herein) until the date on which the party with such payment obligation pays such unpaid sum.

(d) ADDITIONAL FEES. The Service Provider agrees to comply with all rules and accepts full liability for the payment of all contributions and taxes for all social security and benefits imposed by any governmental entity or agency, including for unemployment insurance and workers’ compensation, with respect to the persons the Service Provider has classified as employees or independent contractors of the Service Provider.

7. EXPENSES.

(a) Without limiting the obligations of SITC set forth in Section 7(c), SITC will pay or reimburse CURB OP and its Affiliates for reasonable out-of-pocket third-party expenses incurred by CURB OP or its Affiliates in connection with its performance of the CURB Services, which expenses shall be reimbursed no less than quarterly.

(b) Unless otherwise agreed, CURB OP has no obligation to pay or reimburse SITC for any expenses incurred by SITC or its Affiliates in connection with its performance of the SITC Services. To the extent that CURB or CURB OP directly contracts with a third party that is not an Affiliate of SITC to provide services in support of its business (e.g., auditors, property managers, information systems providers, etc.), CURB OP shall be directly responsible for and pay for the cost of such services, and SITC shall have no obligation to reimburse CURB or CURB OP for such costs or expenses.

(c) In addition, the parties hereto acknowledge and agree that certain categories of expenses are not reasonably capable of being identified with, or attributable to, a particular party’s performance or receipt of applicable Services hereunder in a reasonably practicable manner. Notwithstanding anything herein to the contrary, unless otherwise agreed, such expenses, including, for the avoidance of doubt, the categories of expenses described on Exhibit C, shall be borne exclusively by SITC, and CURB OP and its Affiliates shall have no obligation to reimburse SITC for such expenses.

(d) To the extent any expenses are not paid or reimbursed as and when such expenses are required to be paid hereunder, such unpaid sum shall accrue interest at a rate equal to the Prime Rate plus five percent (5%) per annum calculated from the date such payment was due (without regard to any grace or cure periods contained herein) until the date on which Recipient pays such unpaid sum.

8. DISCLAIMER. Except as expressly set forth in Section 2, CURB OP, on the one hand, and SITC, on the other hand, in each case in their capacity as Service Provider, makes no representations or warranties, express or implied, in respect of the Services to be provided by it hereunder. Neither CURB OP shall have any obligations to SITC or any of its Affiliates, nor shall SITC have any obligations to CURB OP or any of its Affiliates other than as set forth in this Agreement, the Separation and Distribution Agreement, the Tax Matters Agreement, any other Ancillary Agreement or any other contract in effect as of the date hereof between CURB OP or one of its Affiliates, on the one hand, and SITC or one of its Affiliates, on the other hand.

9. NO PARTNERSHIP OR JOINT VENTURE.

(a) The parties to this Agreement are not partners or joint venturers with each other and nothing herein shall be construed to make them partners or joint venturers or impose any liability as such on any of them.

(b) Service Provider is an independent contractor. Service Provider and its Affiliates providing the Services will be solely responsible for all aspects of the employment relationship with the employees Service Provider classifies as employees of Service Provider or its Affiliates including, but not limited to hiring and terminating employment, providing compensation and benefits and all withholding, employment or payroll taxes, unemployment insurance, workers’ compensation and other insurance and fringe benefits with respect to such employees. Accordingly, (i) SITC shall retain all liability and be solely responsible for all employment-related, compensation and employee benefits liabilities relating to the employees SITC classifies as employees of SITC or its Affiliates and (ii) CURB OP shall retain all liability and be solely responsible for all employment-related, compensation and employee benefits liabilities relating to the employees that CURB OP classifies as employees of CURB OP or its Affiliates.

10. BANK ACCOUNTS; OTHER ASSETS.

(a) Each of CURB OP and SITC shall maintain separate bank accounts and no funds shall be commingled with the funds of the other; provided that nothing contained herein shall prohibit the transfer of funds from CURB OP to SITC (and vice versa) for purposes of (i) executing the terms of this Agreement, the Separation and Distribution Agreement and any Ancillary Agreement or (ii) for reimbursement of agreed upon expenses.

(b) All procedures, methods, systems, strategies, tools, equipment, facilities, software, data and other resources used by a party hereto, any of its Affiliates or any third-party service provider in connection with the provision of Services hereunder shall remain the property of such party hereto, its Affiliates or any third-party service provider, as applicable.

11. RECORDS. Service Provider shall maintain appropriate records of all its activities hereunder and make such records available for inspection by representatives of Recipient upon reasonable Notice during ordinary business hours.

12. LIMITATIONS ON ACTIVITIES.

(a) Notwithstanding anything herein to the contrary, in providing the CURB Services, CURB OP shall refrain from taking any action which, in its sole judgment made in good faith, would (i) not comply with policies or guidelines set forth by the SITC Board and SITC executives, (ii) (A) adversely affect the status of SITC as a REIT, unless the SITC Board has determined that REIT qualification is not in the best interests of SITC and its shareholders (which determination shall be made in a manner consistent with the terms and conditions of the Tax Matters Agreement), (B) conflict with the terms and conditions of the Tax Matters Agreement, or (C) adversely affect the status of CURB as a REIT, (iii) subject SITC to regulation under the Investment Company Act of 1940, as amended, or (iv) otherwise not be permitted by the SITC Articles of Incorporation or SITC Code of Regulations, except, in all such cases of clauses (i), (ii)(A), (iii) and (iv) above, if such action shall be ordered by the SITC Board, in which case CURB OP shall provide Notice to the SITC Board promptly of CURB OP’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the SITC Board, and, in such event, CURB OP shall have no liability for acting in accordance with the specific instructions of the SITC Board so given.

(b) Notwithstanding anything herein to the contrary, in providing the SITC Services, SITC shall refrain from taking any action which, in its sole judgment made in good faith, would (i) adversely affect the status of SITC as a REIT, unless the SITC Board has determined that REIT qualification is not in the best interests of SITC and its shareholders (which determination shall be made in a manner consistent with the terms and conditions of the Tax Matters Agreement), or (ii) adversely affect the status of CURB as a REIT except, in the case of this clause (ii), if such action shall be ordered by CURB OP, in which case SITC shall provide Notice to the CURB Board promptly of SITC’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the CURB Board, and, in such event, SITC shall have no liability for acting in accordance with the specific instructions of the CURB Board so given.

(c) Except as contemplated by the Separation and Distribution Agreement or any Ancillary Agreement or any other contract in effect as of the date hereof between CURB OP or one its Affiliates, on the one hand, and SITC or one of its Affiliates, on the other hand, SITC shall not, and shall cause its Affiliates not to, (i) acquire or offer to acquire any Property from CURB OP or any of its Affiliates or (ii) sell or offer to sell any Property to CURB OP or any of its Affiliates, in each case, unless otherwise consented to by a majority of the SITC Disinterested Directors.

(d) Except as contemplated by the Separation and Distribution Agreement or any Ancillary Agreement or any other contract in effect as of the date hereof between CURB OP or one its Affiliates, on the one hand, and SITC or one of its Affiliates, on the other hand, CURB OP shall not, and shall cause its Affiliates not to, (i) acquire or offer to acquire any Property from SITC or any of its Affiliates or (ii) sell or offer to sell any Property to SITC or any of its Affiliates, in each case, unless otherwise consented to by a majority of the members of the CURB Board not otherwise interested in such transaction.

13. OTHER SERVICES.

(a) Should the SITC Board request that CURB OP or any of its Affiliates or any of their respective officers or employees render any material services to SITC other than those CURB Services set forth in Section 3(a), such services shall be separately compensated at such customary rates and in such customary amounts as are agreed upon by the CURB Board and the SITC Board, including a majority of the SITC Disinterested Directors thereon, and shall not be deemed to be CURB Services pursuant to the terms of this Agreement.

(b) Should CURB OP request that SITC or any of its Affiliates or any of their respective officers or employees render any material services to CURB OP other than those SITC Services set forth in Section 3(b), SITC shall render such additional services if, at such time, SITC is performing the same or similar services for itself, and such services shall be separately compensated at such customary rates and in such customary amounts as are agreed upon by the CURB Board and the SITC Board, including a majority of the SITC Disinterested Directors thereof, and shall not be deemed to be SITC Services pursuant to this Agreement.

14. ACTIVITIES OF SERVICE PROVIDER. Recipient recognizes that it is not entitled to preferential treatment vis-à -vis Service Provider’s own business activities conducted on its own account and benefit. Nothing contained herein shall prevent Service Provider or any of its Affiliates, or any director, officer, member, partner, employee or shareholder of Service Provider or any of its Affiliates, (a) from rendering services identical or similar to those required by Service Provider hereunder to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by Service Provider or its Affiliates or (b) from taking such actions as may be in the sole interest of Service Provider or any of its Affiliates with respect to (i) Service Provider’s or any of its Affiliates’ equity interests in Recipient (if any) or (ii) any guarantee or other credit support agreement, arrangement, commitment or understanding provided by Service Provider or any of its Affiliates to a third party for the benefit of Recipient or any of its Affiliates. Further, and for the avoidance of doubt, Service Provider and its Affiliates may themselves engage in the investment, acquisition, disposition, development, leasing, including such disposition and leasing activities that compete with Recipient, and financing of Real Property for their own account and benefit or for others and without any accountability or liability whatsoever to Recipient even though such services or business activities compete with or are enhanced by the business activity of Recipient; provided, however, that (x) Service Provider must devote sufficient resources to Recipient’s business to discharge its obligations to Recipient under this Agreement and (y) Service Provider and its Affiliates shall not use Confidential Information of Recipient to engage in activities that directly compete with, or that are directly adverse to the interests of, Recipient and its Affiliates.

15. CONFLICTS.

(a) If after the date hereof SITC shall propose to enter into any transaction (other than any transaction contemplated by this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement or any other contract in effect as of the date hereof between CURB OP or one its Affiliates, on the one hand, and SITC or one of its Affiliates, on the other hand) in which CURB OP or any of its Affiliates has or will have a material interest, then such transaction shall be approved by a majority of the SITC Disinterested Directors not otherwise interested in such transaction. CURB OP shall report to the SITC Board the existence of, or change in, any condition or circumstance of which it has actual knowledge, which creates or would reasonably be expected to create a material conflict of interest between CURB OP’s obligations to SITC and its obligations to itself or any of its Affiliates, including any material business relationship with any SITC Director or with respect to any SITC Property.

(b) If after the date hereof CURB OP shall propose to enter into any transaction (other than any transaction contemplated by this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement or any other contract in effect as of the date hereof between CURB OP or one its Affiliates, on the one hand, and SITC or one of its Affiliates, on the other hand) in which SITC or any of its Affiliates has or will have a material interest, then such transaction shall be approved by a majority of the Directors of CURB not otherwise interested in such transaction. SITC shall report to CURB OP the existence of, or change in, any condition or circumstance of which it has actual knowledge, which creates or would reasonably be expected to create a material conflict of interest between SITC’s obligations to CURB OP and SITC’s obligations to itself or any of its Affiliates, including any material business relationship with any Director of CURB or with respect to any SITC Property.

(c) For purposes of this Section 15, the following shall be deemed not to create or give rise to a material conflict of interest: (i) CURB OP’s and its Affiliates’ interests in such other matters as may arise in the ordinary course of business in relation to the relationship between CURB OP and its Affiliates, on the one hand, and SITC and its Affiliates, on the other hand, as contemplated by this Agreement, including and without limiting the generality of the foregoing and for the avoidance of doubt, tenant leasing and development matters arising in the ordinary course of business or (ii) the fact that CURB OP and its Affiliates and SITC and its Affiliates may have the same lenders as one another.

16. NO RESTRICTIVE COVENANTS. Each party hereto agrees that this Agreement shall not include any non-solicit or other similar restrictive covenant with respect to the solicitation or hiring of employees or former employes of SITC and its Affiliates by CURB OP and its Affiliates. Accordingly, the parties hereto acknowledge and agree that in no event shall anything herein restrict or otherwise prohibit (or shall be interpreted or construed as restricting or otherwise prohibiting) CURB OP or any of its Affiliates from soliciting for employment, employing or attempting to employ any current or former employee or agent of SITC or any of its Affiliates, and none of CURB OP or any of its Affiliates shall be liable to SITC or its Affiliates by reason of any such activities or any such Person’s participation therein.

17. CONFIDENTIALITY; DATA PROTECTION.

(a) The following shall be considered “Confidential Information” under this Agreement: all proprietary or confidential information, provided or received in connection with the provision or receipt of the Services hereunder, concerning the business, business relationships (including prospective Properties, tenants and business partners) and financial affairs of any party hereto or its Affiliates (in each case, the party disclosing such information, the “Disclosing Party” and the party receiving such information, the “Receiving Party”), whether or not in writing, including trade secrets, know-how, research and development activities and information disclosed by third parties of a proprietary or confidential nature or under an obligation of confidence; provided, that Confidential Information does not include, and there shall be no obligation hereunder, with respect to information that (i) becomes available on a non-confidential basis to any Receiving Party or its Affiliates from a third-party source that is not known by such Receiving Party to be under any obligation of confidentiality with respect to such information or (ii) that is in the public domain or enters into the public domain through no fault of any Receiving Party. The foregoing shall not be in limitation of any restrictions set forth in the Separation and Distribution Agreement.

(b) Each party hereto agrees to safeguard the other parties’ Confidential Information with the same degree of care used by such party to protect its own similar Confidential Information, but in no event less than a reasonable degree of care. Each Receiving Party further agrees that it shall not disclose the Disclosing Party’s Confidential Information; provided that (i) a Receiving Party may, to the extent reasonably necessary to provide the Services pursuant to this Agreement, disclose Confidential Information to any of its Affiliates, employees or other representatives or to third-party service providers that have agreed to maintain the confidentiality thereof; (ii) a Receiving Party may, to the extent reasonably necessary to receive the Services pursuant to this Agreement, disclose Confidential Information to any of its Affiliates, employees or other representatives or to third-party service providers that have agreed to maintain the confidentiality thereof; and (iii) as directed by the Disclosing Party. The agreements and obligations set forth in this Section 17(b) shall survive the expiration or termination of this Agreement until the second anniversary thereof.

(c) Notwithstanding anything contained herein to the contrary, Sections 17(a) and (b) shall not restrict the Receiving Party from disclosing the Disclosing Party’s Confidential Information to the extent reasonably necessary in connection with the enforcement of this Agreement or as required by applicable Law, rules, regulations or legal or regulatory process (including to the extent requested by any Governmental Authority in connection with any such Law, rules, regulations or legal or regulatory process), including any tax audit or litigation. In the event that Receiving Party or its Affiliates become legally required by deposition, interrogatory, request for documents, subpoena, civil investigative demand, regulatory request or similar judicial or administrative process to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall, to the extent permitted by Law, provide the Disclosing Party with prompt prior Notice of such requirement so that the Disclosing Party may seek, at its expense, a protective order or other similar remedy to cause such Confidential Information not to be disclosed, and the Receiving Party shall reasonably cooperate with the Disclosing Party in connection with the Disclosing Party’s seeking of such protective order or similar remedy.

(d) Each party hereto shall process personal information owned by the other solely for the performance of its obligations under and in accordance with this Agreement, and in accordance with applicable data security and privacy laws.

18. SYSTEMS SECURITY.

(a) The parties hereto acknowledge that personnel of each party or such party’s Affiliates (the “Accessing Party”), as the case may be, will be given access to the other parties’ or its Affiliates’ (the “Granting Party”) information technology systems, information technology, platforms, networks, applications, software, software databases or computer hardware (“Systems”) in connection with the provision or receipt of the Services, in which there is no commercially practical method to partition or separate portions of the Systems or restrict the access of the personnel of the Accessing Party in connection with the Services. Accordingly, the Accessing Party shall comply with all of the Granting Party’s system security policies, procedures and requirements (collectively, “Security Regulations”), and shall not tamper with, compromise or circumvent any security or audit measures employed by the Granting Party or any of its Affiliates. Each Accessing Party shall ensure that its personnel accessing the Granting Party’s Systems are made aware of the restrictions set forth in this Agreement and the Security Regulations prior to connecting to the Granting Party’s Systems.

(b) If the Granting Party in good faith determines that there is a material risk to the Granting Party due to the ability of the Accessing Party’s personnel to access the Granting Party’s Systems or data, the Granting Party may, but is under no obligation to, establish and implement commercially reasonable restrictions on the Accessing Party’s access to the Systems or data used in connection with the Services for the purposes of: (i) protecting the security of data on physical and electronic networks of the Granting Party; (ii) assuring compliance with contractual restrictions imposed by third parties; (iii) protecting the integrity of the Systems or data; or (iv) complying with applicable Law; provided that any such restrictions will be designed to minimize any disruption or limitation on the receipt and benefit of the Services by the Accessing Party; provided, further, that, prior to implementing any such restrictions, the Granting Party shall notify the Accessing Party of the reasons for seeking to limit such access including providing a description of the restrictions it intends to implement, and the parties hereto will cooperate in good faith to determine if such risks can be addressed without implementing such restrictions.

(c) If, at any time, an Accessing Party determines that any such personnel has (i) sought to circumvent, or has circumvented, the Security Regulations, (ii) has engaged in activities that may lead to destruction, alteration or loss of data, information or software of the Granting Party or any of its Affiliates, or (iii) has breached clause (y) of the last sentence of Section 14, the Accessing Party may immediately terminate any such person’s access to the Systems and immediately notify the Granting Party. Each Accessing Party shall cooperate with the relevant Granting Party in investigating any possible issues resulting from System’s access described in the preceding sentence.

19. INTELLECTUAL PROPERTY.

(a) Each party hereto shall retain all rights, title and interest in and to its intellectual property rights owned as of prior to the date hereof or outside the scope hereof, including any that may be used in connection with the Services. Recipient shall own all data generated by Service Provider specifically for Recipient as part of a Service.

(b) With respect to the Services, each party hereto hereby grants to the other parties hereto a worldwide, non-exclusive, royalty-free, fully paid-up, non-sublicensable, non-transferable license for such Services to use such intellectual property owned or controlled by the other parties hereto as may be, and solely to the extent, required for such other parties hereto in their capacity as Service Provider or Recipient (as applicable) to provide or receive (as applicable) such Services under this Agreement. The foregoing license granted in this Section 19 shall expire upon the expiration of the Term or earlier termination of this Agreement. Subject to the terms and conditions hereof, the foregoing licenses are granted on an “as is, where is” basis, with all faults.

20. JOINT REPRESENTATION MATTERS. Each party hereto recognizes that the provision of Services to, or receipt of Services from, the other under this Agreement will include the applicable Service Provider providing, or causing to be provided, legal counsel with respect to certain matters to the applicable Recipient (each such matter, a “Joint Representation Matter”), which Services shall be provided by internal counsel employed by the applicable Service Provider, who shall jointly represent both the Service Provider and Recipient as to each Joint Representation Matter (Service Provider’s internal counsel, when acting in such capacity, a “Joint Representation Attorney”); provided that the parties hereto may, from time to time, identify in writing internal counsel of the applicable party who shall be expressly excluded from the provision of such Services. With respect to the Joint Representation Matters, each party hereto (a) consents to such joint representation by the applicable Joint Representation Attorneys involved in such Joint Representation Matters, (b) waives any conflict of interest between the parties hereto arising from such joint representation, (c) agrees to the sharing of information and communications material to each such Joint Representation Matter with each other and the applicable Joint Representation Attorneys to the extent necessary for the provision of such legal services as contemplated hereunder by the applicable Joint Representation Attorney in the applicable Joint Representation Matter, and (d) agrees to maintain the confidentiality of such shared information and communications vis-à-vis all third parties. The intent of the parties hereto is to preserve, vis-à-vis all third parties, the attorney-client privilege and all other applicable legal privileges with respect to all Joint Representation Matters, and to permit the parties hereto to share information and engage in privileged communications with each other and/or Joint Representation Attorneys in any Joint Representation Matter without impacting or waiving in any way the applicability and enforceability of all such legal privileges as to third parties. Under no circumstances is it the intent of any party hereto, without express written consent, to waive any such privileges that any party hereto may assert against any third party.

21. TERM OF AGREEMENT. This Agreement shall be in effect as of the date hereof and continue in force until the third anniversary hereof (the “Term”) unless SITC or CURB OP elect to earlier terminate this Agreement in accordance with Section 22.

22. TERMINATION.

(a) SITC may terminate all CURB Services in their entirety at any time upon at least 30 days’ Notice to CURB OP.

(b) CURB OP may terminate all of the SITC Services in their entirety either (i) without cause upon at least 90 days’ Notice to SITC, or (ii) if SITC breaches any material provision of this Agreement and such material breach shall continue for a period of 20 Business Days after Notice thereof.

(c) CURB OP may, upon at least 30 days’ Notice to SITC, terminate all of the CURB Services in their entirety in the event of a change in the composition of the SITC Board at any time such that the SITC Continuing Directors cease for any reason to constitute at least a majority of the SITC Board.

(d) This Agreement may be terminated by SITC, upon a determination of a majority of the SITC Disinterested Directors: (i) upon at least 90 days’ Notice to CURB OP by SITC in the event of a SITC Change of Control and payment of the Termination Amount pursuant to Section 23(b), or (ii) upon at least 30 days’ Notice to CURB OP by SITC in the event of a CURB Change of Control or in the event of a change in the composition of the CURB Board at any time such that CURB Continuing Directors cease for any reason to constitute at least a majority of the CURB Board.

(e) This Agreement may be terminated by CURB OP: (i) upon at least 30 days’ Notice to SITC in event of either a SITC Change of Control or a change in the composition of the SITC Board at any time such that the SITC Continuing Directors cease for any reason to constitute at least a majority of the SITC Board, or (ii) upon at least 90 days’ Notice to SITC in the event of a CURB Change of Control.

(f) This Agreement may be terminated by either SITC or CURB OP upon Notice 20 Business Days prior to the termination from the terminating party to the other party if the other party breaches any material provision of this Agreement and such material breach shall continue for a period of 20 Business Days after Notice thereof.

(g) This Agreement may also be terminated by SITC effective upon the second anniversary of the date hereof by providing Notice to CURB OP not later than 90 days prior to the second anniversary of the date hereof and payment to CURB OP of the Convenience Early Exit Amount.

23. EFFECT OF TERMINATION.

(a) In the event that CURB OP terminates all SITC Services in their entirety pursuant to Section 22(b)(ii) on account of SITC’s uncured material breach of this Agreement, SITC shall pay the Termination Amount to CURB OP on or prior to the effective date of the termination of the SITC Services.

(b) In the event that this Agreement is terminated by SITC pursuant to Section 22(d)(i) upon a SITC Change of Control, SITC shall pay the Termination Amount to CURB OP on the Termination Date.

(c) In the event that this Agreement is terminated by SITC pursuant to Section 22(g) effective on the second anniversary of the date hereof, SITC shall pay an amount equal to Convenience Early Exit Amount to CURB OP on the Termination Date.

(d) In the event that this Agreement is terminated by CURB OP (i) pursuant to Section 22(e)(i) upon a SITC Change of Control or a change in the composition of the SITC Board such that the SITC Continuing Directors cease for any reason to constitute at least a majority of the SITC Board or (ii) pursuant to Section 22(f), on account of SITC’s uncured material breach of this Agreement, in each case, SITC shall pay the Termination Amount to CURB OP on the Termination Date.

(e) Upon the expiration or earlier termination of this Agreement, unless instructed in writing by CURB OP prior to such time not to do so, SITC shall promptly transfer, or cause its applicable Affiliate to transfer, at no cost, and CURB OP or its applicable Affiliate shall accept, all computers and computer accessory equipment (e.g., monitors, docking stations, personal printers), smart phones and similar personal technology equipment or devices owned, leased or licensed at such time by SITC or one its Affiliates and provided for use in connection with the Services to any CURB employees during the Term or any former SITC employees who on such date are then CURB employees or are anticipated to become CURB employees. Each party hereto shall take all appropriate action, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary or proper, and execute and deliver such documents as may be reasonably required to effect the transfers contemplated by the immediately preceding sentence.

(f) The provisions of Section 5, Section 16, Section 17 and Sections 20 through 36 (inclusive) shall survive any expiration or earlier termination of this Agreement.

24. ASSIGNMENT. None of the parties hereto may assign this Agreement or its rights hereunder or delegate its duties hereunder without the written consent of the other parties hereto; provided that any party hereto may assign this Agreement or any portion of its obligations or rights hereunder, including the right to receive any fees or other payments owed hereunder to any Affiliate of such party without the prior written consent of the others.

25. PAYMENTS TO AND DUTIES OF SERVICE PROVIDER UPON TERMINATION.

(a) After the Termination Date, Service Provider shall be entitled to receive from Recipient within 30 days after the Termination Date (i) all amounts then accrued and owing to Service Provider hereunder and (ii) reimbursement of expenses incurred by Service Provider in connection with facilitating the transition of the Services to Recipient or another third party (including any out-of-pocket expenses, including attorneys’ fees and disbursements).

(b) After the Termination Date, Service Provider shall promptly cooperate with Recipient in making an orderly transition of the Services.

26. INDEMNIFICATION; LIMITATION OF LIABILITY.

(a) CURB OP shall indemnify, defend and hold harmless SITC and its Affiliates, directors, officers, employees and agents, for and from all liability, claims, damages and losses, and related expenses, including reasonable attorneys’ fees, to the extent that such liability, claims, damages or losses and related expenses are incurred by reason of CURB OP’s gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction in connection with its performance of any obligations or agreements of CURB OP hereunder; provided, however, that CURB OP shall not be held responsible for any action of the SITC Board or SITC executives in following or declining to follow any advice or recommendation given by CURB OP.

(b) SITC shall indemnify, defend and hold harmless CURB OP and its Affiliates, directors, officers, employees and agents, for and from all liability, claims, damages and losses, and related expenses, including reasonable attorneys’ fees, to the extent that such liability, claims, damages or losses and related expenses are incurred by reason of SITC’s gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction in connection with its performance of any obligations or agreements of SITC hereunder; provided, however, that SITC shall not be held responsible for any action taken at the direction or request of CURB OP (or its executives and management exercising their supervisory authority over SITC employees in the provision of the SITC Services as contemplated hereunder).

(c) Notwithstanding anything herein to the contrary, in no event will any party hereto have any obligation or liability to the other parties hereto or any of its Affiliates, directors, officers, employees or agents, for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any third-party claims (whether based in contract, tort or otherwise), relating to, in connection with or arising out of this Agreement, including the provision of Services hereunder.

27. NOTICES. Any notice, report or other communication (each a “Notice”) required or permitted to be given hereunder shall be in writing, and shall be given by being delivered (a) by hand, (b) by courier or overnight carrier or (c) by e-mail to the addresses set forth below:

To SITC:

SITE Centers Corp.

3300 Enterprise Parkway

Beachwood, Ohio 44122

Attention: General Counsel

e-mail: [***]

To CURB OP:

Curbline Properties Corp.

3300 Enterprise Parkway

Beachwood, Ohio 44122

Attention: General Counsel

e-mail: [***]

Any party may at any time give Notice in writing to the other parties of a change in its address for the purposes of this Section 27.

28. MODIFICATION. This Agreement shall not be amended, supplemented, terminated, modified, discharged or otherwise changed, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or permitted assignees.

29. SEVERABILITY. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

30. GOVERNING LAW. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

31. DISPUTE RESOLUTION.

(a) GOOD-FAITH NEGOTIATION. Subject to Section 31(d), any party hereto seeking resolution of any dispute, controversy or claim (a “Dispute”) arising out of or relating to this Agreement, shall provide Notice thereof to the other party or parties hereto (each party, a “Dispute Party,” and such Notice the “Initial Notice”), and within 30 days of the delivery of the Initial Notice, the Dispute Parties shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by the highest ranking officer of each Dispute Party who is not also a director or officer of the other Dispute Party (and, in any event, holding, at a minimum, the title of vice president. It being acknowledged that if there are multiple such officers, any such officer may serve). All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Dispute Parties are unable for any reason to resolve a Dispute within 30 days after the delivery of such Notice or if a Dispute Party reasonably concludes that the other Dispute Party is not willing to negotiate as contemplated by this Section 31(a), the Dispute shall be submitted to mediation in accordance with Section 31(b).

(b) MEDIATION. Any Dispute not resolved pursuant to Section 31(a) shall, at the written request of a Dispute Party (a “Mediation Request”), be submitted to nonbinding mediation in accordance with the then current International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure, except as modified herein. The mediation shall be held in New York, New York. The Dispute Parties shall have 20 days from receipt by a Dispute Party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Dispute Parties within 20 days of receipt by a Dispute Party of a Mediation Request, then a Dispute Party may request (on Notice to the other Dispute Party), that CPR appoint a mediator in accordance with the CPR Mediation Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the Dispute Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Dispute Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Dispute Party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other Dispute Party, except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Dispute Party intending to make such disclosure shall, to the extent reasonably practicable, give the other Dispute Party reasonable Notice of the intended disclosure and afford the other Dispute Party a reasonable opportunity to protect its interests. If the Dispute has not been resolved within 60 days of the appointment of a mediator, or within 90 days after receipt by a Dispute Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Dispute Parties may agree to in writing, then the Dispute shall be submitted to binding arbitration in accordance with Section 31(c).

(c) ARBITRATION.

(i) In the event that a Dispute has not been resolved within 60 days of the appointment of a mediator in accordance with Section 31(b), or within 90 days after receipt by a Dispute Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Dispute Parties may agree to in writing, then such Dispute shall, upon the written request of a Dispute Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration pursuant to the CPR Arbitration Procedure. The arbitration shall be held in the same location as the mediation pursuant to Section 31(b). Unless otherwise agreed by the Dispute Parties in writing, any Dispute to be decided pursuant to this Section 31(c) will be decided (A) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $5 million; or (B) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $5 million or more.

(ii) The panel of three arbitrators will be chosen as follows: (A) within 15 days from the date of the receipt of the Arbitration Request, each Dispute Party will name an arbitrator; and (B) the two Dispute Party-appointed arbitrators will thereafter, within 30 days from the date on which the second of the two arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Dispute Party fails to name an arbitrator within 15 days from the date of receipt of the Arbitration Request, then upon written application by either Dispute Party, that arbitrator shall be appointed pursuant to the CPR Arbitration Procedure. In the event that the two Dispute Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator will be appointed pursuant to the CPR Arbitration Procedure. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Dispute Parties within 15 days of the date of receipt of the Arbitration Request. If the Dispute Parties cannot agree to a sole independent arbitrator, then upon written application by either Dispute Party, the sole independent arbitrator will be appointed pursuant to the CPR Arbitration Procedure.

(iii) The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator(s) will not award any relief not specifically requested by the Dispute Parties and, in any event, will not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other Dispute Party arising in connection with the transactions contemplated hereby. Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 31(d), the arbitrator(s) may affirm or disaffirm that relief, and the Dispute Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Dispute Parties, and may be enforced in any court of competent jurisdiction. The initiation of mediation or arbitration pursuant to this Section 31 will toll the applicable statute of limitations for the duration of any such proceedings.

(d) LITIGATION AND UNILATERAL COMMENCEMENT OF ARBITRATION. Notwithstanding the foregoing provisions of this Section 31, (i) a Dispute Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 31(a), Section 31(b) and Section 31(c) if such action is reasonably necessary to avoid irreparable damage and (ii) either Dispute Party may initiate arbitration before the expiration of the periods specified in Section 31(b) and Section 31(c) if (A) such Dispute Party has submitted a Mediation Request or Arbitration Request, as applicable, and the other Dispute Party has failed, within the applicable periods set forth in Section 31(b), to agree upon a date for the first mediation session to take place within 30 days after the appointment of such mediator or such longer period as the Dispute Parties may agree to in writing or (B) such Dispute Party has failed to comply with Section 31(c) in good faith with respect to commencement and engagement in arbitration. In such event, the other Dispute Party may commence and prosecute such arbitration unilaterally in accordance with the CPR Arbitration Procedure.

(e) CONDUCT DURING DISPUTE RESOLUTION PROCESS. Unless otherwise agreed to in writing, the Dispute Parties shall continue to honor all commitments under this Agreement to the extent required during the course of dispute resolution pursuant to the provisions of this Section 31, unless such commitments are the specific subject of the Dispute at issue.

32. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

33. NO WAIVER. Neither the failure nor any delay on the part of a party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

34. CERTAIN INTERPRETATIVE MATTERS. For the purposes of this Agreement, (a) whenever the context may require, any pronoun shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa, (b) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (c) the word “or” is not exclusive, (d) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole, (e) references to any Person include the successors and permitted assigns of that Person, (f) “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if” and (g) unless the context otherwise requires, Sections and Exhibits mean Sections of and Exhibits attached to this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

35. HEADINGS. The titles of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

36. EXECUTION IN COUNTERPARTS. This Agreement may be executed (including by facsimile, PDF or other electronic transmission) with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original as against any party hereto whose signature appears thereon, and all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SITE CENTERS CORP.

By:	/s/ David R. Lukes
Name: David R. Lukes
Title: President and Chief Executive Officer

CURBLINE PROPERTIES CORP.

By:	/s/ David R. Lukes
Name: David R. Lukes
Title: President and Chief Executive Officer

CURBLINE PROPERTIES LP
By: Curbline Properties Corp., its General Partner

By:	/s/ David R. Lukes
Name: David R. Lukes
Title: President and Chief Executive Officer

[Signature Page to Shared Services Agreement]